Exhibit 10.45

TERM SHEET

Proprietary and Confidential

Information provided herein is considered “Confidential Information”.  Each of the parties to this term sheet (the “Term Sheet”) and any other information related to the contemplated Transaction (defined below), agrees to keep this information confidential and not disclose the information to any third party, other than each of the party’s representatives that will help such part evaluate the Transaction, without the written consent of the other party. Each party further agrees to safeguard the information with the same degree of care with which it would safeguard its own confidential information, but in any event with no less than reasonable care.  Neither party will use the information in any manner (other than for purposes of evaluating whether to enter into the Transaction) without the prior written consent of the other party.

Terms and Conditions

THE TRANSACTION:

SFX Entertainment Inc. (“SFX”) shall enter into an agreement with MADE Event LLC (“MADE”) and Mike Bindra (“Bindra”) to acquire 100% of the ownership interests and/or the assets of MADE (the “Transaction”) for a purchase price to be paid as described below. The foregoing purchase, when combined with the purchase of EZ Festivals LLC (“EZ”) is intended to include 100% of the Electric Zoo Festivals and related assets and businesses. After closing hereunder, any allocation of EBITDA to MADE for Purchase Price or Distribution shall be 50% of the combined EBITDA for the MADE and EZ businesses under the control of SFX.

PURCHASE PRICE:

SFX will purchase One Hundred Percent (100%) of the ownership interests and/or the assets of MADE for a purchase price (the “Purchase Price”) equal to (i) Seventeen Million Five Hundred Thousand Dollars ($17,500,000); plus (ii) an amount equal to the greater of the Floor (as hereinafter defined) or thirty percent (30%) of the 2017 EBITDA of MADE multiplied by a factor of ten (10) (hereinafter referred to as the “Final Payment”). If all or substantially all of the 2017 Electric Zoo Festival is cancelled in whole or in part for any reason other than a business decision not to operate the Electric Zoo Festival in 2017, Bindra shall have the option, but not the requirement, to substitute the Final Payment referenced in (ii) of this paragraph with an amount equal to the greater of the Floor or thirty percent (30%) of the 2016 EBITDA of MADE multiplied by a factor of ten (10) (the “Adjusted Final Payment”). If the 2017 and 2016 Electric Zoo Festivals are both cancelled in whole or in part for any reason other than a business decision not to operate the Electric Zoo Festival in such years, then Bindra shall have the option, but not the requirement, to substitute the Final Payment referenced in (ii) of this paragraph with an amount equal to the greater of the Floor or thirty percent (30%) of the 2015 EBITDA of MADE multiplied by a factor of ten (10) (the “Substitute Final Payment”), provided that if the cancellation is due to failure of the governmental agencies to issue the appropriate permits in 2016 and 2017, then the EBITDA used for such calculation shall be 2017. The Purchase Price shall be paid to Bindra and the ownership interests of MADE shall be delivered to SFX as detailed hereinbelow in the section entitled “CLOSING DELIVERIES”.

CLOSING DELIVERIES:

Upon the First Closing (as hereinafter defined) of the Transaction, SFX shall deliver to Bindra (i) the sum of Ten Million Dollars (US $10,000,000) in cash; (ii)  Two Million Five Hundred Thousand Dollars ($2,500,000) in common stock of SFX, which common stock will be valued at Applicable First Closing Share Price (as hereinafter defined); and (iii) a promissory note in the amount of $5,000,000 which shall be due and payable upon the earlier of the completion of the 2013 Audit of MADE or March 31, 2014 (the $10,000,000 in cash, $2,500,000 in common stock of SFX and the $5,000,000 promissory note are hereinafter referred to as the “Initial Payment”) against which Bindra shall deliver to SFX ownership interests equal to seventy percent (70%) of MADE. Bindra shall retain the balance of thirty percent (30%) of MADE until the Second Closing. Applicable First Closing Share Price shall mean the lower of $12.75 per share or the initial offering price of SFX common stock at such time as SFX effects a public offering (an “IPO”) of its securities. In the event that SFX does not close an IPO on or before the First Closing, SFX shall issue shares to Bindra at the First Closing valued at $12.75 per share with an obligation to make an additional “true-up” payment of additional shares to Bindra within 5 days of the closing of an IPO if the IPO price of the shares of common stock is lower than $12.75 per share. The number of shares issued for the true-up shall be equal to the number of shares which would have been issued at the IPO price minus the number of shares that were issued at the price of $12.75. For avoidance of doubt, if $2,500,000 worth of shares were issued at $12.75 per share, there would be 196,078 shares issued. If the IPO price was $10.00 per share, the $2,500,000 in shares would equal 250,000 shares. The difference of 53,922 shares would be issued for the true-up.

On or before March 31, 2018 (the “Second Closing”), SFX shall deliver the Final Payment (or Adjusted Final Payment or Substitute Final Payment, as the case may be) to Bindra against which Bindra shall deliver to SFX ownership interests equal to thirty percent (30%) of MADE. Notwithstanding anything herein to the contrary, in no event shall the Final Payment be less than $5,000,000 (the “Floor”). The Final Payment shall be delivered eighty percent (80%) in cash and twenty percent (20%) in common stock of SFX, which common stock will be valued at the Applicable Second Closing Share Price, unless the Final Payment is the Floor, in which case the Final Payment of $5,000,000 will be paid one hundred percent (100%) in cash. Applicable Second Closing Share Price shall mean the volume weighted average closing prices of the common stock of SFX during the fifteen (15) trading days ending on the second (2nd) trading day immediately preceding measurement.

GROSS-UP PAYMENT/DISTRIBUTIONS:

MADE shall make a payment (a “Distribution”) to Bindra on March 31, 2014 in an amount equal to forty percent (40%) of the 2013 net income of MADE, which payment shall be excluded from the calculation of EBITDA for purposes of valuing the amount of the Final Payment due to Bindra. MADE shall additionally make a Distribution to Bindra on each of March 31 of 2015, 2016, 2017 and 2018 in an amount equal to thirty percent (30%) of the net income of MADE for each of the years ended December 31, 2014, 2015, 2016 and 2017, respectively, all of which shall be excluded from the calculation of EBITDA for purposes of valuing the amount of the Final Payment due to Bindra.

REGISTRATION RIGHTS

Bindra shall receive piggyback registration rights for all shares of SFX common stock received in the Transaction on a similar basis with other registration rights granted to sellers of other entities acquired by SFX. Bindra shall agree to execute a lock-up agreement on the same terms and conditions as agreed by other persons who have received or acquired SFX securities in connection with a sale of their company to SFX.

STRUCTURE:	The parties shall consider such structure or alternative methods for the Transaction to effect an optimal tax position to all parties.

CONDITIONS TO CONSUMMATION OF THE TRANSACTION:

The following conditions shall be conditions to the Closing of the Transaction:

(a)  satisfactory completion by SFX of a financial, legal and business due diligence investigation of MADE and the assets, as applicable;

(b)  entry by Bindra into an employment agreement on terms mutually acceptable to SFX and Bindra (as further described under “Management”);

(c)  confirmation of good standing of EZ in the state of formation and other applicable governmental requirements;

(d)  satisfaction of all liens, judgments and other encumbrances on EZ and its assets, as applicable;

(e)  simultaneous closing of the purchase of MADE pursuant to the term sheet of even date herewith so that SFX will acquire 70% of the Electric Zoo festivals and other asset relating thereto and in MADE and EZ at the First Closing and 30% of the Electric Zoo festivals and other asset relating thereto and in MADE and EZ at the Second Closing;

(f)  obtaining of all requisite regulatory, administrative, or governmental authorizations and third party consents, if any;

(g)  no material adverse changes to MADE and its business and financial conditions, subject to customary exceptions;

(h)  the truthfulness and completeness of all covenants, representations and warranties contained in the Transaction Agreement;

(i)  approval of the Board of Directors of SFX and approval of the managing member of MADE;

There shall be no contingency for financing.

FINANCIAL STATEMENTS:

The closing of the Transaction will be conditioned on receipt of audited financial statements (satisfactory to SFX) for the calendar years 2011 and 2012 and interim unaudited financial statements through the end of the first quarter of 2013. The financial statements shall be prepared by a PCAOB-certified accounting firm. SFXE shall pay all costs of MADE accountants and auditors that are incurred in connection with the accounting and audits for the Transaction. The financial statements shall comply with the requirements of the United States Securities and Exchange Commission.

CLOSING:

If the Transaction proceeds to closing (the “Closing”), the closing date of the Transaction shall be no later than ninety (90) days after the execution of this Term Sheet (the date which is ninety (90) days after the execution date of this Term Sheet is herein referred to as the “First Closing Date”), subject to extension of up to thirty (30 days) upon payment of the Advance Fee (as hereinafter defined).

MANAGEMENT:

Bindra shall enter into an employment agreement with SFX, providing for Bindra to serve as an employee of SFX on mutually acceptable terms and conditions, including, but not limited to:

(a)  Creative control as well as operational control of MADE (Bindra shall not be required under his employment agreement to provide services to entities other than MADE and EZ without his consent). Operational control shall be subject to Board approval;

(b)  A term of five (5) years at an annual salary of Three Hundred Thousand Dollars ($300,000) plus discretionary bonuses as shall be approved by the Board; and

(d) Participation in an Equity Incentive or similar Plan, insurance and other benefits made available to similarly situated executives of SFX.

BOARD OF DIRECTORS:

Following the Closing, SFX will have the right to designate a majority of the members of MADE’s board of directors or equivalent body (the “Board”). The initial Board is expected to be comprised of 5 members with 3 members designated by SFX and the other 2 members shall be designated by Bindra. Bindra will serve as a member of the Board and Laura De Palma shall additionally be appointed as a member of the Board and as Co-General Manager of MADE. Bindra will be directly responsible for making ordinary course decisions relating to the day-to-day operation and management of MADE including its growth and expansion, subject to Board control consistent with SFX corporate governance.

ADVANCE FEE

In order to induce MADE to commit the resources and incur the legal, and incidental expenses necessary to properly evaluate the Transaction, SFX agrees that in the event that SFX fails to complete the intended Transaction on or before the First Closing Date through no fault on the part of Bindra, SFX shall thereupon on such First Closing Date pay to MADE a non-refundable advance payment in the sum of $1,250,000 (the “Advance Fee”). In the event that the SFX makes the $1,250,000 Advance Fee payment on the First Closing Date, SFX shall thereupon have an additional thirty (30) days within which to close the Transaction (the “Extension Period”). So long as SFX makes the Initial Payment within the Extension Period, the Advance Fee shall be credited against the Purchase Price in full. In the event that SFX makes the Initial Payment on or before the end of the Extension Period and fails to close the Transaction, it shall forfeit all right, title and interest in and to the Advance Fee (except due to a default by MADE or EZ pursuant to the applicable transaction agreements) and MADE and SFX shall each be released from all obligations to complete the Transaction.

PUBLIC DISCLOSURE:

None of the parties or their advisors shall disclose the terms and conditions of this Term Sheet without the consent of each party, provided however that either party shall be entitled to disclose the terms if required pursuant to law or to comply with regulatory requirements deemed reasonably necessary by the party. Each party agrees that the timing and content of any other public disclosure of the Transaction shall not be made without the prior consent of each party.

GOVERNING LAW:

To the extent not inconsistent with Federal Law, this Term Sheet will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of New York applicable to contracts made and to be performed wholly within the State of New York by residents thereof. Any disputes hereunder shall be resolved pursuant to binding arbitration in New York, New York under the rules of the American Arbitration Association. The prevailing party shall be entitled to his or its reasonable attorney’s fees and costs.

TICKETING AGREEMENTS:

During the ninety (90) day period following the execution of this Term Sheet, MADE shall not enter into any new ticketing agreement for ticketing after 2013 without the prior written consent of SFX, which consent may be withheld or delayed in its sole discretion.

CONFIDENTIALITY:

Both parties agree to treat the terms and conditions set forth in this summary of terms and any information conveyed to the other party in connection herewith confidential and shall not disclose any of such confidential information to any third parties (other than the party’s officers, directors, employees, advisors, lenders, or potential financing sources or merger targets of SFX or MADE who may need to know for the purpose of moving the Transaction forward or as otherwise required to be in compliance with applicable law, including in connection with any governmental filings with the Securities and Exchange Commission or other applicable regulatory agencies or bodies in connection with its public offering) and subject to their agreement to maintain confidentiality with respect thereto.

EXCLUSIVITY:

In order to induce SFX to commit the resources and incur the legal, accounting and incidental expenses necessary to properly evaluate the Transaction, MADE agrees that until the earlier of (a) the end of the ninety (90) day period beginning on the date of its execution of a counterpart of this Term Sheet, or (b) such time as SFX and MADE mutually agree to discontinue discussions of the Transaction (the “Exclusivity Period”), MADE will not, and will not permit any of its directors, shareholders, affiliates, employees or other advisors or agents, to (i) solicit, initiate or encourage (including by way of furnishing confidential information concerning MADE to any party) the submission of inquiries, proposals or offers from any person, corporation or other entity (other than SFX and its respective affiliates), relating to any acquisition or purchase of all or a significant portion of the assets or equity interests of MADE or any of its subsidiaries, or any merger, business combination or joint venture involving MADE or any of its subsidiaries (each, a “Competing Transaction”); (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with, a possible Competing Transaction; and (iii) enter into (or commit to enter into) any agreement with respect to, or consummate, a Competing Transaction. MADE agrees that it shall immediately cease any existing discussions or negotiations with any party (other than SFX or its affiliates) that relate to, or may reasonably be expected to lead to, any Competing Transaction. MADE hereby agrees to inform SFX in the event it receives any inquiries or offers for a Competing Transaction during the Exclusivity Period immediately upon receipt of such an inquiry or offer and provide the details of the inquiry or offer; provided, however, that in no event shall MADE be required to provide the identity of the party involved.

CONDITIONS:	The negotiation and execution of definitive documents.

Except for the Exclusivity, Confidentiality, Advance Fee and the SFX agreement to pay MADE accounting and audit fee provisions of this Term Sheet, which shall be binding on the parties hereto, the other provisions of this term sheet are for discussion purposes only and neither party is bound to the terms set forth herein.  The parties acknowledge that there is no agreement, arrangement, or understanding and this is a preliminary outline only, except for Exclusivity, Confidentiality, Advance Fee and the SFX agreement to pay MADE accounting and audit fee provisions of this Term Sheet.

ACKNOWLEDGED AND AGREED:

MADE EVENT LLC

By:	/s/ Mike Bindra
	Name:	Mike Bindra
	Title:	Owner

SFX ENTERTAINMENT INC.

By:	/s/ Shelly Finkel
	Name:	Shelly Finkel
	Title:	President